Exhibit 10.1

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (“Agreement”) is made by and between Carl I. Schwartz, DDS (“Employee”) and Predictive Oncology Inc., f/k/a Precision Therapeutics Inc., f/k/a Skyline Medical Inc. (“the Company”), each of whom enter into this Agreement intending to be legally bound.

RECITALS

The Company and Employee agree upon the following background facts and incorporate them by reference into this Agreement.

1.	Employee is employed by the Company and has decided to resign his employment with the Company in connection with his retirement; and

2.	Employee and the Company wish to enter into this Agreement to set forth the terms and conditions under which Employee will transition out of his current role with the Company and voluntarily separate from his employment.

AGREEMENT

NOW, THEREFORE, based upon the foregoing recitals and for good and valuable consideration described below, the receipt and sufficiency of which are hereby expressly acknowledged, Employee and the Company agree as follows:

1.	Voluntary Resignation from Employment. Employee confirms that he voluntarily resigned his employment with the Company effective March 19, 2021 (the “Separation Date”).

2.	Voluntary Resignation from Board of Directors Position. Employee confirms that he voluntarily resigned his position on the Company’s Board of Directors effective March 19, 2021.

3.	Issuance of Stock. In exchange for Employee’s promises set forth in this Agreement, on or before March 23, 2021, the Company will send instructions to the Company’s transfer agent to issue Employee 100,000 shares of stock in the Company.

4.	Cooperation and Transition. Employee understands that the Company’s obligations under this Agreement, including all consideration set forth in this Agreement, are contingent upon, among other things, Employee cooperating with the Company in his transition which includes:

(a)	Employee will make himself available, on a reasonable basis and during normal business hours, to discuss or address issues or questions relating to Employee’s employment and position for the purpose of achieving a smooth transition of Employee’s former job duties and responsibilities.

(b)	Employee will provide a summary of open projects with sufficient detail to be helpful to the Company.

(c)	As requested by the Company, Employee will execute all documentation necessary to remove himself from all positions he held with the Company and all Company-related entities, including his director position.

(d)	Employee also agrees to be reasonably available during normal business hours to cooperate with the Company and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter, occurring during Employee’s employment, in which he was involved or of which he has knowledge. Employee understands and agrees that such cooperation includes, but is not limited to, making himself available to the Company and/or its counsel upon reasonable notice for: interviews and factual investigations; appearing to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company or its counsel pertinent information; and turning over all relevant documents which are or may come into his possession. After the Company has finished paying Employee the Severance Pay provided in the Agreement and Release between Employee and the Company, dated March 18, 2021, if the amount of time involved pursuant to this Section 4(d) is more than nominal, then the Company will pay Employee a reasonable fee for his assistance, as long as the Company approves the time Employee spends providing such assistance in advance and in writing.

5.	Non-Disparagement. Employee agrees not to make disparaging or defamatory remarks about the Company or the Company’s services, products, or other matters pertaining to its business. The Company, on behalf of itself and its management team, agrees not to make disparaging or defamatory remarks about Employee or Employee’s services or other matters pertaining to Employee. Nothing in this paragraph is intended to, nor may be interpreted to, prevent the Employee or Company from giving truthful testimony to any law enforcement officer, court, administrative proceeding or as part of a government investigation.

6.	Additional Agreements and Understandings.

a.	Successors and Assigns. This Agreement is personal to Employee and may not be assigned by Employee without the written agreement of the Company. The rights and obligations of this Agreement shall inure to the successors and assigns of the Company.

b.	Severability. If a court finds any term of this Agreement to be invalid, unenforceable, or void, Employee and the Company agree that the court shall modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, Employee and the Company agree that the term shall be severed and all other terms of this Agreement shall remain in effect.

c.	Entire Agreement. This Agreement constitutes the sole understanding of Employee and the Company with respect to Employee’s resignation and the Company’s issuance of stock to Employee pursuant to this Agreement. This Agreement may not be modified, altered, or changed in any way except by written agreement signed by Employee and an authorized representative of the Company.

d.	Other Agreements. Nothing contained in this Agreement shall affect Employee’s obligations owed to the Company under the Employment Agreement between Employee and the Company, effective November 10, 2017, as amended to date, or any other agreement between Employee and the Company.

e.	No Waiver. No claim or right arising out of a breach or default under this Agreement may be discharged by a waiver of that claim or right unless the waiver is made in writing and signed by an authorized representative of the Company. A waiver by any party of a breach or default of the other party of any provision contained in this Agreement shall not be deemed a waiver of future compliance of such provisions, and such provisions shall remain in full force and effect.

f.	Taxes. Employee acknowledges that Employee has not relied on any tax advice provided by the Company and that, if necessary, Employee is solely responsible for properly reporting the tax consequences and paying any applicable taxes, penalties, and interest. Employee acknowledges and agrees that Employee has been provided with the opportunity to consult legal and financial counsel with respect to the tax treatment of the issuance of the stock Employee will receive pursuant to this Agreement. Employee has been advised by the Company to consult with such counsel.

g.	Governing Law/Venue. The laws of the State of Minnesota will govern the validity, construction, and performance of this Agreement, without regard to the conflict of law provisions of any other jurisdictions. Employee irrevocably consents to the exclusive jurisdiction of courts in Minnesota for the purposes of any action arising out of or related to this Agreement or any dispute between the Company and Employee, including any actions for temporary, preliminary, and permanent equitable relief. Employee irrevocably waives Employee’s right, if any, to have any disputes between the Company and Employee arising out of or related to this Agreement decided in any jurisdiction or venue other than a state or federal court in the State of Minnesota.

IN WITNESS WHEREOF, Employee and the Company have executed this Agreement as of the date and year set forth below.

Dated:	3/19/21	/s/ Carl I. Schwartz
Carl I. Schwartz, DDS
Dated:	3/19/21
PREDICTIVE ONCOLOGY INC., F/K/A PRECISION THERAPEUTICS INC., F/K/A SKYLINE MEDICAL INC.

		By:	/s/ Bob Myers
		Its:	CFO

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